Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

February 11, 2010	Contact: Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. REPORTS FOURTH QUARTER 2009 FINANCIAL RESULTS:
Revenue Growth, Investments in Lean and Profit Improvement Initiatives
Result in Sequential Operating Margin, DEPS and Cash Flow Increases
Fourth Quarter Highlights:
•	Diluted Earnings Per Share (“DEPS”) were $0.71 for the fourth quarter of 2009, which included expenses for profit improvement initiatives net of a reduction to the impairment charge ($0.06 in aggregate), partially offset by lower tax expenses attributable to cash repatriation efforts ($0.04).

•	Profit improvement projects remain on schedule, and in some cases were accelerated.

•	Cash provided by operating activities exceeded $62 million for the fourth quarter of 2009, including more than $12 million as a result of inventory reductions.

•	Inventory turnover was 5.4 times in the fourth quarter of 2009, compared to 4.8 times in the first quarter of 2009, the first three-month period that included the results of CompAir.

•	Debt was reduced by $53 million due to net repayments in the fourth quarter of 2009.
QUINCY, IL (February 11, 2010) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and operating income for the three months ended December 31, 2009 were $450.8 million and $54.4 million, respectively, and net income and diluted earnings per share were $37.2 million and $0.71, respectively. For the twelve-month period of 2009, revenues were $1.8 billion and the Company generated an operating loss of $113.7 million and a net loss of $165.2 million, or $3.18 on a per share basis. The three and twelve-month periods ended December 31, 2009 included expenses totaling $4.8 million and $309.7 million, respectively, for profit improvement initiatives, impairment charges and other items. These expenses, net of the related income tax effect and certain discrete tax items, reduced DEPS for the three and twelve-month periods ending December 31, 2009 by $0.02 and $5.58, respectively.
CEO’s Comments Regarding Results
“I am quite pleased with the results of the fourth quarter, which were generally in line with our expectations and attributable to the collective efforts of our employees worldwide,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “Operating margin(1) for our Industrial Products Group was 8.0 percent for the quarter, which included a 0.5 percent benefit from a reduction to the impairment charge associated with finalizing the CompAir opening balance sheet. We completed a large liquid natural gas (LNG) loading arm shipment destined for South America on schedule, which contributed to an improvement in our inventory turnover to 5.4 times in the fourth quarter, 0.6 turns better than the first quarter of 2009. We were also able to reduce our days sales outstanding, which improved to 67 days in the fourth quarter of 2009 from 74 days at the end of the third quarter. These benefits, coupled with improved sequential earnings, resulted in strong cash flow from operations in the fourth quarter, which we used, among other things, to repay debt and to fund our first dividend since becoming a publicly traded company in 1994.
“For the year, cash provided by operating activities was more than $211 million in 2009, of which $67 million was a result of inventory reductions. For the twelve-month period of 2009, net debt repayments totaled $188 million. We expect cash flow from operating activities, less capital expenditures, to exceed net income in 2010, which should position the Company to make acquisitions, if the appropriate opportunities become available.
“The Company invested approximately $42.8 million in capital expenditures in 2009, compared to $41.0 million in 2008. Depreciation and amortization expense increased to $68.7 million for the year ended December 31, 2009, compared to $61.5 million in 2008, primarily due to the acquisition of CompAir in October 2008. The Company expects capital spending to be approximately $35 million to $40 million in 2010.
“Although we did not complete a large engineered package for a tar sands project in Canada, we were able to ship other projects from our Engineered Products Group backlog to reduce the impact of this revenue shortfall. We further accelerated the relocation of our Wisconsin operation to Louisiana, which negatively impacted productivity levels and led to unfavorable variances and some increases in past due backlog. Our employees are working hard to integrate these operations and we believe the disruption will be temporary since we are already beginning to see improvements. Our seven other plant closures are essentially completed, on schedule and on budget. As a result of the profit improvement initiatives, we have eliminated over 2,100 positions during the previous fifteen months, which represents approximately 25 percent of the workforce we employed before we began to restructure our businesses.
“In December, we reached agreement to sell a foundry we operate in Schopfheim, Germany. We expect this transaction to be completed in the first quarter of 2010, resulting in lower revenues but improved operating margins, and will enable our organization to better focus on our core products. In general, we are making good progress in broadening our knowledge and use of lean initiatives, and driving our decision-making based on the voice of the customer. We believe we are beginning to see the benefit of these efforts in improved cash flow and margin improvements.
“Compared to the third quarter of 2009, orders for Industrial Products in the fourth quarter remained relatively level, consistent with our view that demand for these products remains stable on a global basis. Within this Group, we noted continuing improvements in orders for products used in OEM applications, such as blowers, and in demand for some aftermarket parts and services, particularly in Europe. Within the Engineered Products Group, we noted improved sequential demand in some OEM applications in Europe and in demand for well servicing aftermarket parts and services, but this improvement was not sufficient to offset lower orders for engineered packages and loading arms.

“Compared to the fourth quarter of 2008, orders in the fourth quarter of 2009 reflected the deterioration in global demand that has been experienced since late 2008, consistent with reduced rates of industrial production and capacity utilization and less demand for petroleum products due to lower energy prices. On a positive note, compared to the fourth quarter of 2008, orders for OEM products, such as small compressor and pumps for medical and environmental applications and blowers, have increased significantly.”
Outlook
Mr. Pennypacker stated, “Our visibility into future order trends continues to be rather limited. We believe that demand for our industrial products tends to correlate with the level of manufacturing, as measured by capacity utilization. The significant contraction in manufacturing capacity utilization in the U.S. and Europe since the fourth quarter of 2008 resulted in lower demand for capital equipment, such as compressor packages, and for aftermarket services as existing equipment remains idle. U.S. capacity utilization improved in the second half of 2009, from 68.3 percent in June to 72.0 percent in December, which we believe indicates a slightly improved environment for aftermarket services for industrial equipment; however, capacity utilization has not increased sufficiently to warrant capital investments by manufacturing companies. As a result of our expectation for a slow economic recovery, we anticipate demand for industrial products to improve only slightly in 2010 and we continue to remain cautious in our outlook.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products. As a result of a lower rig count in North America and reduced prices for natural gas, orders for petroleum products declined significantly in 2009, compared to 2008. We are uncertain how long orders for petroleum products will remain at these lower levels. Our current outlook assumes that demand for drilling pumps does not improve significantly in 2010, but that slightly higher investments are made in well servicing equipment, consistent with on-going development of shale formations.”
Mr. Pennypacker stated, “Based on the economic outlook, our existing backlog and cost reduction plans, we are projecting the first quarter 2010 DEPS to be in a range of $0.47 to $0.51. Profit improvement projects and other lean initiatives will continue to be implemented in the first quarter of 2010. Accordingly, we may record additional profit improvement charges totaling approximately $1 million in the first quarter of 2010 related to potential and in-process initiatives. Excluding profit improvement costs, the first quarter 2010 DEPS are expected to be in a range of $0.48 to $0.52. The effective tax rate assumed in the DEPS guidance for 2010 is 30 percent.
“The full-year 2010 DEPS are expected to be in the range of $2.53 to $2.63. This projection includes estimated profit improvement costs (primarily consisting of severance expenses) totaling $0.02 per diluted share. Full-year 2010 DEPS, adjusted to exclude profit improvement costs and other items, are expected to be in a range of $2.55 to $2.65.”

Intangible Asset Impairment
Under generally accepted accounting principles in the U.S. (“GAAP”), the Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate an impairment may have occurred. An impairment assessment under GAAP requires that the Company consider, among other factors, differences between the current book value and estimated fair value of its net assets, and comparison of the estimated fair value of its net assets to its current market capitalization. During the twelve-month period of 2009, as a result of the significant decline in order rates for the Industrial Products Group, the uncertain outlook regarding when such order rates might return to levels and growth rates experienced in recent years and the decline in the price of the Company’s common stock as of March 31, 2009, the Company determined that an impairment was appropriate and recorded charges totaling $262.4 million in 2009. These non-cash charges did not affect the Company’s liquidity, compliance with debt covenants or cash provided by operating activities.
Fourth Quarter Results
Revenues decreased $73.5 million (14 percent) to $450.8 million for the three months ended December 31, 2009, compared to the same period of 2008. Industrial Products Group revenues and orders decreased 12 percent and 7 percent, respectively, for the three-month period ended December 31, 2009 compared to the same period of 2008, due to the reduced demand attributable to the global economic slowdown, partially offset by favorable changes in foreign currency exchange rates and the impact of the CompAir acquisition. Engineered Products Group revenues and orders decreased 17 percent and 10 percent, respectively, for the three months ended December 31, 2009, compared to the same period of 2008, despite a large shipment of LNG loading arms destined for South America, due to lower volume in most other product lines. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit decreased $14.4 million (9 percent) to $144.3 million for the three months ended December 31, 2009, compared to the same period of 2008, primarily as a result of volume reductions. Gross margins increased to 32.0 percent in the three months ending December 31, 2009, from 30.3 percent in the same period of 2008, due to the benefits of operational improvements and cost reductions, despite the offset attributable to the loss of volume leverage and fixed cost absorption as production levels declined. Additionally, gross profit in the three-month period of 2008 was reduced by a non-recurring charge of approximately $2.5 million (0.5 percent of revenues) associated with valuing the CompAir inventory at fair value on the acquisition date.
Selling and administrative expenses decreased $6.7 million to $84.5 million in the three-month period ended December 31, 2009, compared to the same period of 2008, primarily due to cost reductions ($17.7 million), partially offset by an increase in expenses attributable to acquisitions ($5.0 million) and changes in foreign currency exchange rates ($6.0 million). As a percentage of revenues, selling and administrative expenses increased to 18.7 percent for the three-month period ended December 31, 2009, compared to 17.4 percent for the same period of 2008, primarily due to the reduced leverage resulting from lower revenues.

Operating income and DEPS for the three months ended December 31, 2009 were $54.4 million and $0.71, respectively. Operating income, as adjusted to exclude the net impact of expenses incurred for profit improvement initiatives, impairment charges and other items (“Adjusted Operating Income”) for the three-month period ended December 31, 2009 was $59.2 million. DEPS, as adjusted for the impact of profit improvement initiatives, non-recurring items, impairment charges, certain tax and other items (“Adjusted DEPS”), were $0.73. Adjusted Operating Income, on a consolidated and segment basis, and Adjusted DEPS are both financial measures that are not in accordance with GAAP. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.
For the three-months ended December 31, 2009, as reported under GAAP, segment operating income(1) for the Industrial Products Group was $20.7 million and segment operating margin(1) was 8.0 percent, compared to an operating loss of $0.7 million in the comparable period of 2008. Adjusted Operating Income for the Industrial Products Group in the fourth quarter of 2009 was $19.5 million and segment Adjusted Operating Income as a percentage of revenues was 7.5 percent. Segment operating margin was impacted by costs associated with profit improvement initiatives, a reduction to the impairment charge and other items, which increased segment operating income by $1.3 million and segment operating margin by 0.5 percentage points in the three-month period of 2009. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
For the three months ended December 31, 2009, as reported under GAAP, segment operating income(1) for the Engineered Products Group was $33.7 million and segment operating margin(1) was 17.7 percent, compared to $54.4 million and 23.7 percent, respectively, in the comparable period of 2008. Adjusted Operating Income for the Engineered Products segment for the fourth quarter of 2009 was $39.8 million and segment Adjusted Operating Income as a percentage of revenues was 20.9 percent. Segment operating margin was impacted by costs associated with profit improvement initiatives and other items, which reduced segment operating income by $6.1 million and segment operating margin by 3.2 percentage points, and the volume reduction and unfavorable mix. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes and effective tax rate were $10.5 million and 21.8 percent, respectively, in the three months ended December 31, 2009, compared to $11.2 million and 26.3 percent, respectively, in the same period of

2008. The year-over-year reduction in the effective tax rate primarily reflects lower tax costs related to cash repatriation activities.
Net income attributable to Gardner Denver for the three months ended December 31, 2009 increased $6.3 million (20 percent) to $37.2 million, compared to $30.9 million in the same period of 2008. The year-over-year increase was primarily due to lower expenses associated with profit improvement initiatives and other items and a lower effective tax rate in the fourth quarter of 2009, as compared to the previous year.
Twelve Month Results
Revenues in the twelve-month period of 2009 decreased $240.2 million (12 percent) to $1.8 billion, compared to $2.0 billion in the same period of 2008. This decrease was attributed to lower volume in most product lines and unfavorable changes in foreign currency exchange rates, partially offset by the effect of acquisitions.
Gross profit decreased $87.7 million (14 percent) to $550.6 million in the twelve months ended December 31, 2009, compared to 2008, as a result of the lower revenue, unfavorable mix associated with the lower volume of petroleum products and unfavorable changes in foreign currency exchange rates. Gross margin decreased to 31.0 percent in the twelve-month period of 2009, compared with 31.6 percent in 2008, due primarily to product mix and lower leverage of fixed and semi-fixed costs as production volume declined.
Compared to 2008, selling and administrative expenses increased $7.6 million in the twelve-month period of 2009 to $356.2 million, due primarily to acquisitions ($71.1 million), largely offset by cost reductions, including reductions in compensation and benefit expenses, and acquisition integration initiatives. Changes in foreign currency exchange rates contributed $10.8 million to selling and administrative expense reductions in 2009, compared to the prior year. As a percentage of revenues, selling and administrative expenses increased to 20.0 percent in the twelve months ended December 31, 2009, compared to 17.3 percent in 2008, as a result of lower leverage as revenue declined, despite cost reductions realized.
For the year, operating income decreased $373.4 million to an operating loss of $113.7 million in 2009, compared to operating income of $259.7 million in 2008. The operating loss in 2009 was impacted by impairment charges ($262.4 million), as well as profit improvement initiatives and other items (totaling $47.3 million). The decrease in operating income was also attributable to reduced revenue volume and unfavorable product mix, partially offset by cost reductions and acquisition integration initiatives.
Adjusted Operating Income (a non-GAAP financial measure) for the twelve-month period ended December 31, 2009 was $196.0 million and Adjusted Operating Income as a percentage of revenues was 11.0 percent. Costs associated with impairment charges, profit improvement initiatives and other items reduced operating income by $309.7 million and operating margin by 17.4 percentage points. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes was $24.9 million in the twelve months ended December 31, 2009, compared to $67.5 million in the same period of 2008. The provision in 2009 reflected the reversal of deferred tax liabilities totaling $11.6 million associated with the intangible asset impairment charges described above and, in the first quarter of 2009, expense of $8.6 million associated with the write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir. In the first quarter of 2009, the Company also recognized a $3.6 million benefit as a result of a reversal of an income tax reserve and related interest associated with the completion of a foreign tax examination.
The Company generated a net loss of $165.2 million in the twelve-month period of 2009, compared to net income of $166.0 million in the same period of 2008. On a per share basis, the Company generated a loss of $3.18 for the twelve months ended December 31, 2009, compared to DEPS of $3.12 for the same period of the previous year. Adjusted DEPS (a non-GAAP financial measure) for the twelve-month period ended December 31, 2009 were $2.40. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2008, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and twelve-month periods ended December 31, 2009 and 2008 follow.
Gardner Denver will broadcast a conference call to discuss results for the fourth quarter of 2009 on Friday, February 12, 2010 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2009 revenues of approximately $1.8 billion, is a leading worldwide manufacturer of screw, vane and reciprocating compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Gardner Denver’s website at www.GardnerDenver.com.

(1)	Segment operating income (loss) (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income (loss) to consolidated operating income (loss) and consolidated income (loss) before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2009	2008	Change	2009	2008	Change
Revenues	$450,770	$524,240	(14)	$1,778,145	$2,018,332	(12)
Cost of sales	306,499	365,537	(16)	1,227,532	1,380,042	(11)

Gross profit	144,271	158,703	(9)	550,613	638,290	(14)
Selling and administrative expenses	84,511	91,247	(7)	356,210	348,577	2
Other operating expense, net	6,519	13,768	(53)	45,673	29,983	52
Impairment charges, net	(1,205)	—	NM	262,400	—	NM

Operating income (loss)	54,446	53,688	1	(113,670)	259,730	NM
Interest expense	7,108	11,013	(35)	28,485	25,483	12
Other (income) expense, net	(592)	64	NM	(3,761)	(750)	NM

Income (loss) before income taxes	47,930	42,611	12	(138,394)	234,997	NM
Provision for income taxes	10,469	11,205	(7)	24,905	67,485	(63)

Net income (loss)	37,461	31,406	19	(163,299)	167,512	NM
Less: Net income attributable to noncontrolling interests (2)	293	488	(40)	1,886	1,531	23

Net income (loss) attributable to Gardner Denver	$37,168	$30,918	20	$(165,185)	$165,981	NM

Earnings (loss) per share attributable to Gardner Denver common stockholders:
Basic earnings (loss) per share	$0.71	$0.60	19	$(3.18)	$3.16	NM

Diluted earnings (loss) per share	$0.71	$0.60	18	$(3.18)	$3.12	NM

Dividends per share	$0.05	$—	NM	$0.05	$—	NM

Basic weighted average number of shares outstanding	52,023	51,661		51,891	52,600

Diluted weighted average number of shares outstanding	52,454	51,940		51,891	53,141

Shares outstanding as of December 31	52,192	51,785

(2)	The Company revised its presentation of non-controlling interests in accordance with new guidance included in Topic 810.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	12/31/2009	9/30/2009	Change	12/31/2008
Cash and cash equivalents	$109,736	$109,717	—	$120,735
Accounts receivable, net	326,234	345,343	(6)	388,098
Inventories, net	226,453	239,173	(5)	284,825
Total current assets	718,511	749,140	(4)	857,564

Total assets	1,939,048	1,988,854	(3)	2,340,125

Short-term borrowings and current maturities of long-term debt	33,581	35,197	(5)	36,968
Accounts payable and accrued liabilities	289,949	311,952	(7)	360,414
Total current liabilities	323,530	347,149	(7)	397,382
Long-term debt, less current maturities	330,935	382,339	(13)	506,700

Total liabilities (2)	875,039	942,090	(7)	1,130,382

Total stockholders’ equity (2)	$1,064,009	$1,046,764	2	$1,209,743

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2009	2008	Change	2009	2008	Change
Industrial Products Group
Revenues	$260,181	$294,893	(12)	$1,022,860	$1,058,101	(3)
Operating income (loss) (2)	20,749	(713)	NM	(239,408)	72,854	NM
% of revenues	8.0%	(0.2%)		(23.4%)	6.9%
Orders	243,414	261,100	(7)	944,333	1,018,385	(7)
Backlog	193,173	262,399	(26)	193,173	262,399	(26)

Engineered Products Group
Revenues	190,589	229,347	(17)	755,285	960,231	(21)
Operating income	33,697	54,401	(38)	125,738	186,876	(33)
% of revenues	17.7%	23.7%		16.6%	19.5%
Orders	156,612	173,413	(10)	626,010	953,291	(34)
Backlog	201,999	326,724	(38)	201,999	326,724	(38)

Reconciliation of Segment Results to Consolidated Results

Industrial Products Group operating income (loss) (2)	$20,749	$(713)		$(239,408)	$72,854
Engineered Products Group operating income	33,697	54,401		125,738	186,876

Consolidated operating income (loss)	54,446	53,688		(113,670)	259,730
% of revenues	12.1%	10.2%		(6.4%)	12.9%
Interest expense	7,108	11,013		28,485	25,483
Other income, net	(592)	64		(3,761)	(750)

Income (loss) before income taxes	$47,930	$42,611		$(138,394)	$234,997

% of revenues	10.6%	8.1%		(7.8%)	11.6%

The Company evaluates the performance of its reportable segments based on operating income (loss), which is defined as income (loss) before interest expense, other income, net, and income taxes. Reportable segment operating income (loss) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income (loss) and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.
Effective January 1, 2009, the Company reorganized its five former operating divisions into two major product groups: the Industrial Products Group and the Engineered Products Group. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is comprised of the former Engineered Products (excluding the multistage centrifugal blower operations), Thomas Products and Fluid Transfer Divisions. These changes were designed to streamline operations, improve organizational efficiencies and create greater focus on customer needs.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		%		%
	$ Millions	Change	$ Millions	Change
Industrial Products Group
2008 Revenues	294.9		1,058.1
Incremental effect of acquisitions	11.2	4	299.8	28
Effect of currency exchange rates	19.9	7	(18.5)	(2)
Organic growth	(65.8)	(23)	(316.5)	(29)

2009 Revenues	260.2	(12)	1,022.9	(3)

2008 Orders	261.1		1,018.4
Incremental effect of acquisitions	15.1	6	275.5	28
Effect of currency exchange rates	18.9	6	(16.9)	(2)
Organic growth	(51.7)	(19)	(332.7)	(33)

2009 Orders	243.4	(7)	944.3	(7)

Backlog as of 12/31/08	262.4
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	9.5	4
Organic growth	(78.7)	(30)

Backlog as of 12/31/09	193.2	(26)

Engineered Products Group
2008 Revenues	229.3		960.2
Effect of currency exchange rates	10.9	5	(21.9)	(2)
Organic growth	(49.6)	(22)	(183.0)	(19)

2009 Revenues	190.6	(17)	755.3	(21)

2008 Orders	173.4		953.3
Effect of currency exchange rates	8.8	5	(17.8)	(2)
Organic growth	(25.6)	(15)	(309.5)	(32)

2009 Orders	156.6	(10)	626.0	(34)

Backlog as of 12/31/08	326.7
Effect of currency exchange rates	5.4	2
Organic growth	(130.1)	(40)

Backlog as of 12/31/09	202.0	(38)

Consolidated Revenues
2008	524.2		2,018.3
Incremental effect of acquisitions	11.2	2	299.8	15
Effect of currency exchange rates	30.8	6	(40.4)	(2)
Organic growth	(115.4)	(22)	(499.5)	(25)

2009	450.8	(14)	1,778.2	(12)

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME (LOSS) AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended			Twelve Months Ended
	December 31, 2009			December 31, 2009
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated
Operating income (loss)	$20,749	$33,697	$54,446	$(239,408)	$125,738	$(113,670)
% of revenues	8.0%	17.7%	12.1%	(23.4%)	16.6%	(6.4%)

Adjustments to operating income (loss):
Profit improvement initiatives (3)	177	5,743	5,920	25,790	20,335	46,125
Impairment (credits) charges, net (4)	(1,205)	—	(1,205)	262,400	—	262,400
Other, net (5)	(233)	318	85	(150)	1,334	1,184

Total adjustments to operating income (loss)	(1,261)	6,061	4,800	288,040	21,669	309,709

Adjusted Operating Income	$19,488	$39,758	$59,246	$48,632	$147,407	$196,039
% of revenues, as adjusted	7.5%	20.9%	13.1%	4.8%	19.5%	11.0%

	Three Months Ended			Twelve Months Ended
	December 31, 2008			December 31, 2008
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated
Operating (loss) income	$(713)	$54,401	$53,688	$72,854	$186,876	$259,730
% of revenues	(0.2%)	23.7%	10.2%	6.9%	19.5%	12.9%

Adjustments to operating (loss) income:
Profit improvement initiatives (3)	7,131	2,139	9,270	8,172	3,017	11,189
Mark-to-market currency adjustments (6)	1,586	—	1,586	10,352	—	10,352
Other, net (5)	(440)	(408)	(848)	3,670	3,387	7,057

Total adjustments to operating (loss) income	8,277	1,731	10,008	22,194	6,404	28,598

Adjusted Operating Income	$7,564	$56,132	$63,696	$95,048	$193,280	$288,328
% of revenues, as adjusted	2.6%	24.5%	12.2%	9.0%	20.1%	14.3%

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2009	2008	Change	2009	2008	Change
Diluted earnings (loss) per share	$0.71	$0.60	18	$(3.18)	$3.12	NM

Adjustments to diluted earnings (loss) per share:
Profit improvement initiatives (3)	0.08	0.13		0.63	0.15
Impairment (credits) charges, net (4)	(0.02)	—		4.81	—
Mark-to-market currency adjustments (6)	—	0.02		—	0.13
Incremental (benefit) cost of cash repatriation (7)	(0.04)	—		0.01	0.05
Non-cash income tax items (8)	—	—		0.10	—
Other, net (5)	—	(0.01)		0.03	0.09

Total adjustments to diluted earnings (loss) per share	0.02	0.14		5.58	0.42

Adjusted Diluted Earnings Per Share	$0.73	$0.74	(1)	$2.40	$3.54	(32)

(3)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint.

(4)	Includes charges for the impairment of goodwill and a certain trade name, including finalization of the CompAir acquisition accounting.

(5)	Consists primarily of certain retirement expenses, acquisition due diligence and certain integration costs and the effect of share dilution.

(6)	Mark-to-market adjustments for cash transactions and forward currency contracts on the British pound sterling (“GBP”) entered into to limit the impact of changes in the US dollar (“USD”) to GBP exchange rate on the amount of USD-denominated borrowing capacity that remained available on the Company’s new revolving credit facility following the completion of the CompAir Holdings Limited transaction.

(7)	The provision for income taxes reflects incremental tax expense $0.6 million and $2.7 million in 2009 and 2008, respectively, associated with cash repatriations. Benefits recorded in the fourth quarter of 2009 included approximately $2.3 million, or $0.04 per share, associated ratably with prior quarters of 2009.

(8)	Includes an $8.6 million ($0.17 per share) write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir, partially offset by the reversal of an income tax reserve and related interest totaling $3.6 million ($0.07 per share) associated with the completion of a foreign tax examination in the first quarter of 2009.